                                                                No. EX-99(14)(a)








  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-14) (Pre-Effective Amendment No. 1 to File No. 811-07420) of Delaware Investments Minnesota Municipal Income Fund II, Inc. of our report dated May 12, 2005 with respect to the financial statements and financial highlights of Delaware Investments Minnesota Municipal Income Fund II, Inc., Delaware Investments Minnesota Municipal Income Fund, Inc., and Delaware Investments Minnesota Municipal Income Fund III, Inc. included in the 2005 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
October 28, 2005